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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts", under the headings of "Summary Consolidated Financial and Other Data" and "Selected Consolidated Financial and Other Data" and to the use of our report dated March 3, 2004, with respect to the consolidated financial statements of Real Mex Restaurants, Inc. (formerly known as Acapulco Acquisition Corp.) included in the Registration Statement (Form S-4 No. 333-00000) and related prospectus.

Los Angeles, California
June 8, 2004

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Exhibit 23.1 Consent of Ernst & Young LLP